Exhibit 99.1

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED OCTOBER 30, 2010

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	October 30, 2010	January 30, 2010	October 31, 2009
			(As adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$77	$344	$47
Accounts and other receivables	137	82	117
Merchandise inventories	2,462	1,276	2,238
Current deferred tax assets	53	47	60
Prepaid expenses and other current assets	82	57	75

Total current assets	2,811	1,806	2,537
Property and equipment, net	2,054	2,033	2,051
Goodwill	361	361	359
Deferred tax assets	72	23	52
Due from affiliates, net	307	290	270
Restricted cash	-	-	22
Other assets	129	127	110

	$5,734	$4,640	$5,401

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$1,405	$906	$1,265
Short-term borrowing from Parent	162	-	292
Accrued expenses and other current liabilities	519	451	434
Income taxes payable	3	81	17
Current portion of long-term debt	22	14	98

Total current liabilities	2,111	1,452	2,106
Long-term debt	2,420	1,838	2,245
Note payable to Parent	-	7	-
Deferred tax liabilities	354	275	387
Deferred rent liabilities	260	227	219
Other non-current liabilities	52	115	56

Stockholder’s Equity:
Additional paid-in capital	4,276	4,356	4,258
Accumulated deficit	(3,735)	(3,613)	(3,854)
Accumulated other comprehensive loss	(4)	(17)	(16)

Total stockholder’s equity	537	726	388

	$5,734	$4,640	$5,401

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
		(As adjusted)		(As adjusted)
Net sales	$1,790	$1,709	$5,358	$5,154
Other revenues (1)	31	30	88	88

Total revenues	1,821	1,739	5,446	5,242
Cost of sales	1,150	1,111	3,430	3,314
Cost of other revenues (1)	1	3	4	9

Gross margin	670	625	2,012	1,919

Selling, general and administrative expenses (1)	690	628	1,934	1,780
Depreciation and amortization	58	53	178	167
Other income, net	(4)	(18)	(31)	(40)

Total operating expenses	744	663	2,081	1,907

Operating (loss) earnings	(74)	(38)	(69)	12
Interest expense (1)	(83)	(38)	(183)	(103)
Interest income (1)	8	7	24	20

Loss before income taxes	(149)	(69)	(228)	(71)
Income tax benefit	65	29	106	33

Net loss	$(84)	$(40)	$(122)	$(38)

(1)	Includes results from transactions with related parties (see Note 8 entitled “Related Party Transactions”):

	13 Weeks Ended		39 Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Other revenues	$19	$19	$51	$51
Cost of other revenues	-	(1)	-	(4)
Selling, general and administrative expenses	(73)	(77)	(219)	(227)
Interest expense	(5)	(6)	(13)	(12)
Interest income	8	7	24	20

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	39 Weeks Ended
(In millions )	October 30, 2010	October 31, 2009
		(As adjusted)
Cash Flows from Operating Activities:
Net loss	$(122)	$(38)
Adjustments to reconcile Net loss to net cash used in operating activities:
Depreciation and amortization	178	167
Amortization and write-off of debt issuance costs	54	22
Deferred income taxes	35	12
Other	17	8
Changes in operating assets and liabilities:
Accounts and other receivables	(14)	14
Merchandise inventories	(1,180)	(956)
Prepaid expenses and other operating assets	(27)	(8)
Accounts payable, accrued expenses and other liabilities	488	480
Due from affiliates, net	(15)	(7)
Income taxes payable	(119)	(90)
Other assets and liabilities	35	2

Net cash used in operating activities	(670)	(394)

Cash Flows from Investing Activities:
Capital expenditures	(177)	(113)
Proceeds from sales of fixed assets	8	19
Purchase of net assets from affiliates at historical cost	–	(63)
Increase in restricted cash	–	(2)
Acquisitions	–	(11)
Advances to Parent	–	(150)

Net cash used in investing activities	(169)	(320)

Cash Flows from Financing Activities:
Long-term debt borrowings	1,926	1,130
Short-term borrowings from Parent	453	403
Repayment of Short-term borrowing to Parent	(292)	(148)
Repayment of Long-term borrowing to Parent	(10)	–
Long-term debt repayments	(1,349)	(670)
Dividends paid to Parent	(127)	(101)
Capital contribution from Parent	4	–
Capitalized debt issuance costs	(35)	(49)
Amounts paid in excess of carrying values of net assets acquired	–	(61)

Net cash provided by financing activities	570	504

Effect of exchange rate changes on cash and cash equivalents	2	1

Cash and cash equivalents:
Net decrease during period	(267)	(209)
Cash and cash equivalents at beginning of period	344	256

Cash and cash equivalents at end of period	$77	$47

Non-cash financing activities:
Non-cash contribution from Parent	$29	$–
Non-cash distributions to Parent	$–	$(146)

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited)

	Toys “R” Us – Delaware, Inc . Stockholder’s Equity
(In millions )	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Equity
Balance, January 31, 2009 (As adjusted)	$–	$4,539	$(47)	$(3,816)	$676
Net loss for the period	–	–	–	(38)	(38)
Unrealized gain on hedged transactions, net of tax	–	–	2	–	2
Foreign currency translation adjustments, net of tax	–	–	29	–	29

Total comprehensive loss					(7)
Stock compensation expense	–	2	–	–	2
Dividends paid to Parent	–	(101)	–	–	(101)
Non-cash distributions to Parent	–	(146)	–	–	(146)
Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax	–	(42)	–	–	(42)
Contribution arising from tax allocation arrangement	–	6	–	–	6

Balance, October 31, 2009 (As adjusted)	$–	$4,258	$(16)	$(3,854)	$388

Balance, January 30, 2010	$–	$4,356	$(17)	$(3,613)	$726
Net loss for the period	–	–	–	(122)	(122)
Unrealized loss on hedged transactions, net of tax	–	–	(4)	–	(4)
Foreign currency translation adjustments, net of tax	–	–	17	–	17

Total comprehensive loss					(109)
Stock compensation expense	–	1	–	–	1
Dividends paid to Parent	–	(127)	–	–	(127)
Contribution arising from tax allocation arrangement	–	9	–	–	9
Capital contribution from Parent	–	4	–	–	4
Non-cash contribution from Parent	–	29	–	–	29
Contribution in connection with a decrease in carrying value of net assets previously sold to affiliates, net of tax	–	4	–	–	4

Balance, October 30, 2010	$–	$4,276	$(4)	$(3,735)	$537

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign jurisdictions. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada.

The Condensed Consolidated Balance Sheets as of October 30, 2010, January 30, 2010, and October 31, 2009, the Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the thirty-nine weeks ended October 30, 2010 and October 31, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and thirty-nine weeks then ended. The Condensed Consolidated Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 30, 2010 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010. The results of operations for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009 are not necessarily indicative of operating results for the full year.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact to the Condensed Consolidated Financial Statements.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”). MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of a reorganization of Parent and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we have reflected the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs.

Reclassifications of Previously Issued Financial Statements

We have reclassified $77 million from Accrued expenses and other current liabilities to Accounts payable on our Condensed Consolidated Balance Sheet at October 31, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholder’s Equity.

Prior Period Correction

In the second quarter of fiscal 2010, we recorded a $16 million non-cash charge in Selling, General and Administrative Expenses (“SG&A”), $10 million net of tax, in our Condensed Consolidated Statement of Operations related to the cumulative correction of prior period straight-line lease accounting. A portion of this charge related to the understatement of straight-line lease expense that occurred prior to the end of fiscal 2005 and related to leases that were transferred to affiliates as part of the fiscal 2005 reorganization. As a result, the carrying value of the net assets we sold to affiliates during these transactions was overstated by $6 million, $4 million net of tax. Therefore, in the fiscal year 2010 we have recorded $4 million to correct the corresponding contribution from affiliates on the Condensed Consolidated Statements of Stockholder’s Equity. The remaining $10 million was recorded in Deferred rent liability on the Condensed Consolidated Balance Sheet. Management concluded that these corrections did not have a material impact on the current or any previously reported financial statements.

Gift Card Breakage Enacted Legislation

In the second quarter of fiscal 2010, the State of New Jersey enacted a law that required us to turn over to the State of New Jersey unused balances of gift cards purchased in New Jersey on which there had been no activity for a two year period. At July 31, 2010, we estimated that our potential exposure related to previously recognized breakage income was not material to our financial statements. In November 2010, the United States District Court for the District of New Jersey preliminarily enjoined the State of New Jersey from enforcing this section of the law.

Subsequent Events

We have performed an evaluation of subsequent events through December 14, 2010, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt

A summary of the Company’s consolidated Long-term debt as of October 30, 2010, January 30, 2010 and October 31, 2009 is outlined in the table below:

(In millions )	October 30, 2010	January 30, 2010	October 31, 2009
Long-term debt

Secured real estate loan, due August 9, 2010	$–	$–	$800
Secured term loan facility, due fiscal 2012 (1)	–	798	798
Unsecured credit facility, due fiscal 2012 (1)	–	180	180
Secured revolving credit facility, expires fiscal 2015 (2)	520	–	419
Secured term loan facility, due fiscal 2016 (1)	689	–	–
7.375% senior secured notes, due fiscal 2016 (1)	350	–	–
8.500% senior secured notes, due fiscal 2017 (3)	716	715	–
8.750% debentures, due fiscal 2021 (4)	22	22	22
Finance obligations associated with capital projects	113	101	91
Capital lease obligations	32	36	33

	2,442	1,852	2,343
Less current portion (5)	22	14	98

Total long-term debt	$2,420	$1,838	$2,245

(1)

On August 24, 2010, we repaid the outstanding loan balances, plus accrued interest and fees under the secured term loan facility (the “Secured Term Loan”) and unsecured credit facility (the “Unsecured Credit Facility”) in conjunction with the offering of $350 million aggregate principal amount of 7.375% senior secured notes due fiscal 2016 (“Toys-Delaware Secured Notes”) and the amendment and restatement of the Secured Term Loan, which among other things, provided for a term loan of $700 million and extended the maturity to fiscal 2016. Pursuant to the terms of the amended and restated Secured Term Loan we are required to make quarterly principal payments equal to 0.25% (approximately $7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Condensed Consolidated Balance Sheet as of October 30, 2010.

(2)

On July 21, 2010, a $517 million tranche matured. Additionally, on August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement to provide for a facility of up to $1,850 million and to extend the maturity date of the facility and amend certain other provisions.

(3)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.
(4)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.
(5)	Current portion of Long-term debt as of October 30, 2010, January 30, 2010 and October 31, 2009, is primarily comprised of capital lease obligations which will be paid within one year.

As of October 30, 2010, we had total indebtedness of approximately $2,442 million, of which $2,420 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $537 million, $726 million and $388 million as of October 30, 2010, January 30, 2010 and October 31, 2009, respectively. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. As of October 30, 2010, we have funds available to finance our operations under our secured revolving credit facility through August 2015. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of approximately $2,442 million, $1,852 million and $2,343 million at October 30, 2010, January 30, 2010 and October 31, 2009, were $2,533 million, $1,877 million and $1,885 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.

$1,850 million senior secured revolving credit facility, expires fiscal 2015 ($520 million at October 30, 2010)

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 2.50% and 3.00% depending on usage. In connection with the amendment and restatement of the credit agreement, we incurred approximately $37 million in fees, including fees payable to the Sponsors pursuant to their advisory agreement. In addition, as a result of the amendment and restatement of the credit agreement, we expensed approximately $9 million of deferred financing costs associated with our secured revolving credit facility in the third quarter of fiscal 2010.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain minimum excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At October 30, 2010, under our secured revolving credit facility, we had $520 million of outstanding borrowings, a total of $105 million of outstanding letters of credit and excess availability of $1,225 million. This amount is also subject to the minimum excess availability covenant, which was $125 million at October 30, 2010, with remaining availability of $1,100 million in excess of the covenant.

Senior Secured Notes and New Secured Term Loan, due 2016 ($350 million and $689 million at October 30, 2010, respectively)

On August 24, 2010, we completed the offering of the Toys-Delaware Secured Notes. Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, we amended and restated the Secured Term Loan to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million.

The Toys-Delaware Secured Notes were issued at par; while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of approximately $1,039 million. The gross proceeds were used to repay our outstanding loan balance of $800 million under the Secured Term Loan and $181 million under the Unsecured Credit Facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the Unsecured Credit Facility. In connection with the offering and the New Secured Term Loan, we also retained $28 million of cash for general corporate purposes. An investment fund advised by affiliates of Kohlberg Kravis Roberts & Co. L.P (“KKR”) purchased an aggregate of $5 million of the Toys-Delaware Secured Notes. Additionally, KKR owned 6% of the New Secured Term Loan as of August 24, 2010. Fees paid in connection with the sale of the offering of the Toys-Delaware Secured Notes and New Secured Term Loan totaled approximately $11 million and $15 million, respectively, and will be deferred and expensed over the life of the instruments. As a result of the repayment of the Secured Term Loan and Unsecured Credit Facility, we expensed approximately $16 million and $1 million, respectively, of deferred financing costs in the third quarter of fiscal 2010. At October 30, 2010, deferred financing expenses recorded for the Toys-Delaware Secured Notes and the New Secured Term Loan were $10 million and $15 million, respectively, included in Other assets on our Condensed Consolidated Balance Sheet.

The indenture governing Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, as of the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. The Company may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys-Delaware, we will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. In addition, pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% (approximately $7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Condensed Consolidated Balance Sheet as of October 30, 2010. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The New Secured Term Loan as amended, will provide for, among other things, an accordion feature that will allow us to request one or more additional term loans be added to the New Secured Term Loan in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. Further, this facility will continue to be guaranteed by the Company and certain of our subsidiaries and the borrowings thereunder will continue to be secured by the trademarks and certain other intellectual property of Geoffrey LLC, our wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by the Company and certain of our subsidiaries, on a pari passu basis with the Toys-Delaware Secured Notes.

The New Secured Term Loan will continue to contain customary covenants applicable to the Company and certain of our subsidiaries similar to those under the Secured Term Loan, with certain modifications, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, the prepayment or repayment of our Parent’s 7.625% notes due 2011 and 7.875% senior notes due 2013 subject to us meeting a total leverage test and the provision of a cumulative credit exception allowing for the Company and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the New Secured Term Loan occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. We may optionally prepay the outstanding principal balance of the loan at any time. If such prepayment were to occur on or prior to August 24, 2011, we would pay a premium equal to 1% of the remaining balance. The New Secured Term Loan will bear interest equal to LIBOR (at no time shall LIBOR be less than 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage.

Senior Secured Notes, due 2017 ($716 million at October 30, 2010)

On November 16, 2010, pursuant to a registration rights agreement between TRU Propco II and the initial purchasers of the 8.50% Senior Secured Notes (“Propco II Notes”), due fiscal 2017, TRU Propco II completed a registered exchange offer with respect to the Propco II Notes.

3. Derivative instruments and hedging activities

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. As of October 30, 2010, we only have interest rate caps with various maturity dates through April 2015. A portion of our interest rate caps as of October 30, 2010 are designated for hedge accounting as cash flow hedges.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009. Reclassifications from Accumulated other comprehensive loss to Interest expense primarily relate to realized Interest expense on interest rate caps and the amortization of gains (losses) recorded on previously terminated or de-designated caps. We do not expect to reclassify any amounts over the next 12 months to Interest expense from Accumulated other comprehensive loss.

Our interest rate caps do not contain credit-risk related contingent features. Additionally, we are not required to post collateral for these contracts.

On August 24, 2010, in conjunction with the repayment of the Secured Term Loan and projected variable interest rate exposure, the Company de-designated a portion of one of our $500 million interest rate caps. The remaining $1 million loss recorded in Accumulated other comprehensive loss will be reclassified to earnings over the remaining life of the cap. Future gains and losses related to this instrument will be recorded to Interest expense.

Subsequent event

On December 7, 2010, we entered into a new interest rate swap to hedge our exposure to changes in fair value of the Toys- Delaware Secured Notes. The interest rate swap has a notional amount of $350 million and matures on September 1, 2016. This swap has been designated as a fair value hedge, swapping the fixed rate of interest on the Toys-Delaware Secured Notes, to a variable rate of interest. Under the interest rate swap agreement, we are entitled to receive semi-annual interest payments at a fixed rate of 7.375% and are required to make semi-annual interest payments at a floating rate equal to the 3 month LIBOR plus 5.104%.

This interest rate swap will be recorded on the Condensed Consolidated Balance Sheets measured at estimated fair value. The gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk will be recognized in earnings as Interest expense.

Foreign Exchange Contracts

We enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At October 30, 2010 and January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. At October 31, 2009, derivative liabilities related to agreements that contain credit-risk related features had a fair value of $1 million. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholder’s Equity for the thirty-nine weeks ended October 30, 2010 and October 31, 2009:

	39 Weeks Ended
(In millions )	October 30, 2010	October 31, 2009
Derivatives designated as cash flow hedges:
Beginning balance	$1	$-

Derivative (loss) gain - Interest Rate Contracts	(4)	2

	(4)	2

Ending balance	$(3)	$2

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009:

	13 Weeks Ended		39 Weeks Ended
(In millions )	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Derivatives not designated for hedge accounting:
(Loss) gain on the change in fair value - Interest Rate Contracts	$-	$-	$(1)	$1
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	-	-	(1)	-
Loss on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	-	-	-	(6)

Total Interest expense	$-	$-	$(2)	$(5)

(1)

Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of October 30, 2010, January 30, 2010 and October 31, 2009:

	October 30, 2010		January 30, 2010		October 31, 2009
(In millions )	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$1	$800	$7	$800	$9

Interest Rate Contracts not designated for hedge accounting:

Prepaid expenses and other current assets	$-	$-	$1,400	$-	$1,400	$-
Other assets	300	-	200	1	200	2

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$5	$-	$-	$-	$14	$-
Accrued expenses and other current liabilities	17	-	-	-	7	(1)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$5	$-	$1,400	$-	$1,414	$-
Other assets	1,000	1	1,000	8	1,000	11

Total derivative assets(1)	$1,005	$1	$2,400	$8	$2,414	$11

Accrued expenses and other current liabilities	$17	$-	$-	$-	$7	$(1)

Total derivative liabilities(1)	$17	$-	$-	$-	$7	$(1)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classified our derivatives as Level 2 instruments, as the Level 3 inputs were not considered significant to the fair value of the instrument. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of October 30, 2010, January 30, 2010 and October 31, 2009, aggregated by level in the fair value hierarchy within which those measurements fall. As of October 30, 2010, January 30, 2010 and October 31, 2009, we did not have any instruments classified as Level 3 within the fair value hierarchy.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Derivative financial instruments	$-	$1	$1

Balance at October 30, 2010	$-	$1	$1

Cash equivalents	$23	$-	$23
Derivative financial instruments	-	8	8

Balance at January 30, 2010	$23	$8	$31

Derivative financial instruments	$-	$10	$10

Balance at October 31, 2009	$-	$10	$10

5. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Loss before income taxes	$(149)	$(69)	$(228)	$(71)
Income tax benefit	65	29	106	33
Effective tax rate	(43.6)%	(42.0)%	(46.5)%	(46.5)%

The effective tax rates for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate was 40.5% for the thirty-nine weeks ended October 30, 2010 compared to 36.9% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended October 30, 2010, our effective tax rate was impacted by a tax benefit of $4 million resulting from changes to our liability for uncertain tax positions. For the thirteen weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it was management’s intention to reinvest those earnings indefinitely. The tax benefit was partially offset by a tax expense of less than $1 million related to changes to our liability for uncertain tax positions.

For the thirty-nine weeks ended October 30, 2010, our effective tax rate was impacted by tax benefits of $7 million related to changes to our liability for uncertain tax positions, $4 million related to state income taxes, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable. For the thirty-nine weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it was management’s intention to reinvest those earnings indefinitely, a tax benefit of $1 million related to state income taxes and a tax benefit of $1 million related to changes to our liability for uncertain tax positions.

Our liability for uncertain tax positions decreased by $56 million in the third quarter of fiscal 2010 in connection with the Company receiving a favorable resolution of a tax matter from a tax authority. This resolution in the current year had not been anticipated as of the end of fiscal 2009. The reduction in the liability had an impact on our tax benefit of $6 million with the balance being offset by a deferred tax asset of $50 million.

6. Segments

Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments also include their respective internet operations. Segment operating (loss) earnings excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment.

Our percentages of Consolidated Total revenues by product category for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009 were as follows:

	13 Weeks Ended		39 Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Core Toy	13.5%	12.7%	11.4%	10.9%
Entertainment	9.1%	11.1%	9.4%	10.9%
Juvenile	46.1%	46.3%	47.3%	47.3%
Learning	19.0%	17.9%	15.8%	15.0%
Seasonal	10.0%	9.5%	13.9%	13.5%
Other (1)	2.3%	2.5%	2.2%	2.4%

Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of operations by reportable segment is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Total revenues
Domestic	$1,656	$1,585	$4,966	$4,822
Canada	165	154	480	420

Total revenues	$1,821	$1,739	$5,446	$5,242

Operating (loss) earnings
Domestic (1)	$(40)	$(8)	$20	$109
Canada	10	13	35	31
Corporate and other charges	(44)	(43)	(124)	(128)

Operating (loss) earnings	(74)	(38)	(69)	12
Interest expense	(83)	(38)	(183)	(103)
Interest income	8	7	24	20

Loss before income taxes	$(149)	$(69)	$(228)	$(71)

(1)

For the thirteen weeks ended October 30, 2010, the Domestic segment includes approximately $6 million in litigation settlement expenses for certain legal matters. Additionally, for the thirty-nine weeks ended October 30, 2010, the Domestic segment includes approximately $23 million in litigation settlement expenses for certain legal matters and a $16 million non-cash cumulative correction of prior period straight-line lease accounting.

(In millions)	October 30, 2010	January 30, 2010	October 31, 2009
Merchandise inventories
Domestic	$2,234	$1,158	$2,042
Canada	228	118	196

Total Merchandise inventories	$2,462	$1,276	$2,238

7. Litigation and legal proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. On or about May 19, 2010, the parties in the consumer class actions referenced above reached a settlement in principle. As part of the settlement, we will contribute $17 million to the overall settlement for which the Company recorded a reserve in the first quarter of fiscal 2010. The parties expect to negotiate a written settlement agreement that will be subject to District Court approval. In addition, on or about October 6, 2010, the Plaintiffs, the Company and our Parent, and certain other Defendants in the internet retailer actions referenced above reached a settlement in principle pursuant to which we will make a $5 million settlement payment. The parties expect to enter a settlement agreement in the near future. Finally, on or about November 23, 2010, our Parent entered into a Stipulation with the Federal Trade Commission (“FTC”) ending the FTC’s investigation related to our Parent and its subsidiaries’ compliance with a 1998 FTC Final Order and settling all claims in full. Pursuant to the settlement, we will pay approximately $1 million in a civil penalty.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Condensed Consolidated Financial Statements taken as a whole.

8. Related party transactions

Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, KKR and Vornado Realty Trust (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the July 21, 2005 merger and recapitalization transaction. We recorded management and advisory fees expense of $4 million and $11 million for the thirteen and thirty-nine weeks ended October 30, 2010, respectively. We recorded management and advisory fees expense of $3 million and $9 million for the thirteen and thirty-nine weeks ended October 31, 2009, respectively.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009, affiliates of Vornado Realty Trust (“Vornado”) and KKR, all of which are equity owners of our Parent, held debt and debt securities issued by us and our subsidiaries. During the thirteen and thirty-nine weeks ended October 30, 2010, the interest amounts paid on such debt and debt securities held by related parties were $1 million and $5 million, respectively. During the thirteen and thirty-nine weeks ended October 31, 2009, the interest amounts paid on such debt and debt securities held by related parties were $2 million and $6 million, respectively. Refer to Note 2 entitled “Long-term debt” for further details.

In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we incurred approximately $19 million in additional advisory fees payable to the Sponsors pursuant to the terms of the advisory agreement. Additionally, in conjunction with the offering of the Toys-Delaware Secured Notes and the amendment and restatement of the Secured Term Loan on August 24, 2010, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the Secured Term Loan and the Unsecured Credit Facility, respectively, and we repaid our outstanding loan balance of approximately $27 million to Vornado under the Unsecured Credit facility. We also incurred approximately $10 million in additional advisory fees payable to the Sponsors pursuant to the terms of the advisory agreement. An investment fund advised by affiliates of KKR purchased an aggregate of $5 million of the Toys-Delaware Secured Notes. In addition, KKR owned 6% of the New Secured Term Loan as of August 24, 2010. Refer to Note 2 entitled “Long-term debt” for further details.

In addition, under lease agreements with affiliates of Vornado, we paid an aggregate amount of approximately $2 million and $6 million for the thirteen and thirty-nine weeks ended October 30, 2010, respectively, with respect to approximately 1.2% of our operated stores, which includes Toys “R” Us Express stores (“Express stores”). Of these amounts, less than $1 million and $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado. For the thirteen and thirty-nine weeks ended October 31, 2009, we or our affiliates paid an aggregate amount of approximately $2 million and $5 million, respectively, with respect to approximately 1.2% of our operated stores, which includes Express stores. Of these amounts, less than $1 million and $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.

Management Service Fees and Other — We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate and are recorded in SG&A. The amounts we charged to Parent and other affiliates for the thirteen and thirty-nine weeks ended October 30, 2010 for these services were $1 million and $5 million, respectively. The amounts we charged to Parent and other affiliates for the thirteen and thirty-nine weeks ended October 31, 2009 for these services were $2 million and $7 million, respectively.

We incurred $2 million and $5 million of service fees for the thirteen and thirty-nine weeks ended October 30, 2010, respectively, primarily related to fees associated with our new China sourcing office established in fiscal 2010. We incurred $1 million and $3 million of service fees for the thirteen and thirty-nine weeks ended October 31, 2009, respectively, primarily related to management service fees charged to our Canadian subsidiary under the Information Technology and Administrative Support Services Agreement (“ITASS”) managed by an affiliate in fiscal 2009.

In addition, under the master lease agreement with our affiliate Toys “R” Us Property Company I, LLC (“TRU Propco I”), we may be required to make a payment to TRU Propco I upon termination of a leased property in conjunction with the successful execution of a sale of a property by TRU Propco I to a third party. Pursuant to the lease agreement, the termination payment is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I.

During the third quarter of fiscal 2010, TRU Propco I classified properties as held for sale in anticipation of a sales transaction occurring within the year. Therefore, in the third quarter of fiscal 2010, we recorded approximately $3 million in SG&A related to the estimated payment associated with the termination of the leased properties.

Information Technology and Administrative Support Services Agreement — In fiscal 2010, we began providing information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under ITASS. For services received directly that are deemed to significantly contribute to business success, our affiliates are charged 108% of the costs we incurred to administer such services. For services that our affiliates receive directly, but that are not deemed to significantly contribute to business success, our affiliates are charged 100% of the costs we incurred to administer such services. For the thirteen and thirty-nine weeks ended October 30, 2010, our affiliates were charged $6 million and $18 million, respectively.

Value Card Services with Affiliates – Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $74 million, $75 million and $75 million at October 30, 2010, January 30, 2010 and October 31, 2009, respectively.

Licensing Arrangements with Affiliates — We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen weeks ended October 30, 2010 and October 31, 2009, we charged Parent’s foreign affiliates license fees of $19 million, respectively. For the thirty-nine weeks ended October 30, 2010 and October 31, 2009, we charged Parent’s foreign affiliates license fees of $51 million, respectively. License fees are classified on our Condensed Consolidated Statements of Operations as Other revenues.

Real Estate Arrangements with Affiliates — We leased 398 and 399 properties from affiliates of Parent as of October 30, 2010 and October 31, 2009, respectively. For the thirteen and thirty-nine weeks ended October 30, 2010, SG&A includes lease expense of $75 million and $232 million, respectively, which include reimbursement of expenses of $11 million and $35 million, respectively. Additionally, for the thirty-nine weeks ended October 30, 2010, SG&A includes a $2 million non-cash cumulative correction of prior period straight-line lease accounting. Refer to Note 1 entitled “Basis of presentation” for further details. For the thirteen and thirty-nine weeks ended October 31, 2009, SG&A includes lease expense of $78 million and $231 million, respectively, which include reimbursement of expenses of $12 million and $38 million, respectively, related to these leases.

Dividends and Advances to Parent—We make payments to Parent to fund certain operating expenses of Parent and for interest payments on Parent’s publicly issued and outstanding notes. For the thirty-nine weeks ended October 30, 2010 and October 31, 2009, we paid dividends to Parent of $127 million and $89 million, respectively.

Additionally, for the thirty-nine weeks ended October 31, 2009 MPO paid dividends to Parent of $12 million. During the thirty-nine weeks ended October 31, 2009, we made loans to Parent for an aggregate of $150 million.

Due from Affiliates, Net — As of October 30, 2010, January 30, 2010 and October 31, 2009, Due from affiliates, net, consists of receivables from Parent and affiliates of $381 million, $365 million and $345 million, net of value card services due to affiliates of $74 million, $75 million and $75 million, respectively. As of October 30, 2010, January 30, 2010 and October 31, 2009, $15 million, $10 million and $12 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.

Short-term Borrowings from Parent — From time to time, we enter into short-term intercompany loans with Parent. As of October 30, 2010, January 30, 2010 and October 31, 2009, we maintained balances of $162 million, $0 and $292 million, respectively, in short-term intercompany loans with Parent.

Note Payable to Parent — In November 2009, Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of the Company, issued a $10 million promissory note to Parent in exchange for cash. As of January 30, 2010, the $3 million short-term portion of the note was included in Accrued expenses and other current liabilities and the $7 million long-term portion of the note was included in Note payable to Parent on our Consolidated Balance Sheet. As of October 30, 2010, this promissory note has been fully repaid.

9. Dispositions

During the thirty-nine weeks ended October 30, 2010, we sold idle properties for gross proceeds of $8 million resulting in a gain of $5 million, none of which occurred during the thirteen weeks ended October 30, 2010.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc. and subsidiaries, a Delaware corporation, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business

We generate sales, earnings and cash flows by retailing merchandise in our core toy, entertainment, juvenile, learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in 857 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), which sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal product categories through 69 stores. In addition, as of October 30, 2010, we operated 595 Toys “R” Us Express stores (“Express stores”), including 10 Express stores with a cumulative lease term of at least two years which have been included in the Domestic store count. Domestic and Canada segments also include their respective internet operations.

Financial Performance

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and thirty-nine weeks ended October 30, 2010 compared to the thirteen and thirty-nine weeks ended October 31, 2009:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Total revenues	$1,821	$1,739	$5,446	$5,242
Gross margin as a percentage of Total revenues	36.8%	35.9%	36.9%	36.6%
Selling, general and administrative expenses as a percentage of Total revenues	37.9%	36.1%	35.5%	34.0%
Net loss	$(84)	$(40)	$(122)	$(38)

Total revenues for the thirteen and thirty-nine weeks ended October 30, 2010 increased by $82 million and $204 million, respectively, primarily due to an increase in comparable store net sales and an increase in net sales from new locations at both of our segments, which includes Express stores. Foreign currency translation increased Total revenues by approximately $7 million and $47 million for the thirteen and thirty-nine weeks ended October 30, 2010, respectively.

Gross margin, as a percentage of Total revenues, for the thirteen and thirty-nine weeks ended October 30, 2010 increased primarily as a result of improvements in sales mix towards sales of higher margin products.

Selling, general and administrative expenses (“SG&A”), as a percentage of Total revenues, for the thirteen weeks ended October 30, 2010 increased primarily as a result of the Company’s expanded fiscal 2010 Express store presence and litigation settlement expenses for certain legal matters. For the thirty-nine weeks ended October 30, 2010, SG&A, as a percentage of Total revenues, increased primarily due to an increase in store-level costs associated with the new and existing locations (including Express stores). Additionally contributing to the increase were litigation settlement expenses for certain legal matters and a non-cash cumulative correction of prior period straight-line lease accounting. Foreign currency translation increased SG&A by approximately $2 million and $13 million for the thirteen and thirty-nine weeks ended October 30, 2010, respectively.

Net loss for the thirteen weeks ended October 30, 2010 increased primarily as a result of an increase in SG&A and Interest expense, and a decrease in Other income, net. Partially offsetting these amounts was an increase in Gross margin and Income tax benefit. Net loss for the thirty-nine weeks ended October 30, 2010 increased primarily as a result of an increase in SG&A, Interest expense and Depreciation and amortization. These increases were partially offset by an increase in Gross margin and Income tax benefit.

Comparable Store Net Sales

In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes store openings and closings.

Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses the change in our comparable store net sales for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009:

	13 Weeks Ended		39 Weeks Ended
	October 30, 2010 vs. 2009	October 31, 2009 vs. 2008	October 30, 2010 vs. 2009	October 31, 2009 vs. 2008
Domestic	2.3%	(9.3)%	1.6%	(7.3)%
Canada	1.7%	(5.4)%	1.5%	(0.8)%

Percentage of Total Revenues by Product Category

	13 Weeks Ended		39 Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Core Toy	13.5%	12.7%	11.4%	10.9%
Entertainment	9.1%	11.1%	9.4%	10.9%
Juvenile	46.1%	46.3%	47.3%	47.3%
Learning	19.0%	17.9%	15.8%	15.0%
Seasonal	10.0%	9.5%	13.9%	13.5%
Other (1)	2.3%	2.5%	2.2%	2.4%

Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

	Segment Store Count
	October 30, 2010	October 31, 2009	Change
Domestic (1)(3)	857	850	7
Canada (2)	69	69	–

Total (3)	926	919	7

(1)

Store count as of October 30, 2010 includes 106 side-by-side stores (“SBS”), 32 “R” Superstores (“SSBS”), 14 Babies “R” Us Express (“BRU Express”) stores and 65 Juvenile Expansions. As of October 31, 2009, there were 63 SBS, 26 SSBS, 13 BRU Express stores and 64 Juvenile Expansions.

(2)	Store count includes 38 and 33 SBS as of October 30, 2010 and October 31, 2009, respectively.

(3)

Express stores with a cumulative lease term of at least two years are included in our overall store count, while the remaining locations are excluded. As of October 30, 2010, there were 568 Domestic and 27 Canada Express stores open, 10 of which have been included in our overall store count within our Domestic segment. As of October 31, 2009, there were 73 Domestic Express stores open and no Canada Express stores open. None of the Domestic Express stores were included in our overall store count as of October 31, 2009.

Net Loss

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	Change	October 30, 2010	October 31, 2009	Change
Net loss	$(84)	$(40)	$(44)	$(122)	$(38)	$(84)

For the thirteen weeks ended October 30, 2010, Net loss increased by $44 million to $84 million, compared to $40 million for the same period last year. The increase in Net loss was predominantly due to an increase in SG&A of $62 million primarily related to the Company’s expanded fiscal 2010 Express store presence and litigation settlement expenses for certain legal matters. Additionally contributing to the loss was an increase in Interest expense of $45 million resulting primarily from an increase in the write-off of deferred financing charges and higher effective interest rates, as well as a decrease in Other income, net of $14 million. Partially offsetting these amounts was an increase in Gross margin of $45 million primarily due to higher Total revenues and an increase in margin rate, and an increase in Income tax benefit of $36 million.

For the thirty-nine weeks ended October 30, 2010, Net loss increased by $84 million to $122 million, compared to $38 million for the same period last year. The increase in Net loss was predominantly due to an increase in SG&A of $154 million primarily related to store-level costs associated with the new and existing locations (including Express stores). Additionally contributing to the increase were litigation settlement expenses for certain legal matters and a non-cash cumulative correction of prior period straight-line lease accounting. Further contributing to the loss was an increase in Interest expense of $80 million resulting primarily from higher effective interest rates and an increase in the write-off of deferred financing charges, as well as an increase in Depreciation and amortization of $11 million. Partially offsetting these amounts was an increase in Gross margin of $93 million primarily due to higher Total revenues and an increase in margin rate, and an increase in Income tax benefit of $73 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total Revenues
($ In millions)	October 30, 2010	October 31, 2009	$ Change	% Change	October 30, 2010	October 31, 2009
Domestic	$1,656	$1,585	$71	4.5%	90.9%	91.1%
Canada	165	154	11	7.1%	9.1%	8.9%

Total revenues	$1,821	$1,739	$82	4.7%	100.0%	100.0%

For the thirteen weeks ended October 30, 2010, Total revenues increased by $82 million or 4.7%, to $1,821 million, compared to $1,739 million for the same period last year. Total revenues for the thirteen weeks ended October 30, 2010 included the impact of foreign currency translation which increased Total revenues by approximately $7 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for the thirteen weeks ended October 30, 2010 was primarily due to an increase in comparable store net sales at both of our segments, largely driven by an increase in the number of transactions and an increase in net sales from our internet operations and locations that were recently converted or relocated to our SBS and SSBS store formats. Additionally contributing to the increase in Total revenues were net sales from new locations at both of our segments, which includes Express stores.

Total revenues for the thirteen weeks ended October 30, 2010 and October 31, 2009 included $19 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

	39 Weeks Ended
					Percentage of Total Revenues
($ In millions)	October 30, 2010	October 31, 2009	$ Change	% Change	October 30, 2010	October 31, 2009
Domestic	$4,966	$4,822	$144	3.0%	91.2%	92.0%
Canada	480	420	60	14.3%	8.8%	8.0%

Total revenues	$5,446	$5,242	$204	3.9%	100.0%	100.0%

For the thirty-nine weeks ended October 30, 2010, Total revenues increased by $204 million or 3.9%, to $5,446 million, compared to $5,242 million for the same period last year. Total revenues for the thirty-nine weeks ended October 30, 2010 included the impact of foreign currency translation which increased Total revenues by approximately $47 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for the thirty-nine weeks ended October 30, 2010 was primarily due to an increase in comparable store net sales at both of our segments, largely driven by an increase in the number of transactions and an increase in net sales from our internet operations and locations that were recently converted or relocated to our SBS and SSBS store formats. Additionally contributing to the increase in Total revenues were net sales from new locations at both of our segments, which includes Express stores.

Total revenues for the thirty-nine weeks ended October 30, 2010 and October 31, 2009 included $51 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

Domestic

Total revenues for the Domestic segment increased by $71 million or 4.5%, to $1,656 million for the thirteen weeks ended October 30, 2010, compared to $1,585 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 2.3%, as well as an increase in net sales from new locations, which includes Express stores.

The increase in comparable store net sales resulted primarily from an increase in our juvenile, learning and core toy categories. The increase in our juvenile category was primarily due to increased sales of baby gear and wooden furniture. The increase in our learning category was primarily due to increased sales of educational products and construction toys. The increase in our core toy category was primarily due to increased sales of collectibles. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new software and video game systems.

Total revenues for the Domestic segment increased by $144 million or 3.0%, to $4,966 million for the thirty-nine weeks ended October 30, 2010, compared to $4,822 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 1.6%, as well as an increase in net sales from new locations, which include Express stores.

The increase in comparable store net sales resulted primarily from an increase in our juvenile, seasonal and learning categories. The increase in our juvenile category was primarily due to increased sales of commodities and infant care products. The increase in our seasonal category was primarily due to increased sales of outdoor products. The increase in our learning category was primarily due to increased sales of construction toys and educational products. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new software and video game systems.

Canada

Total revenues for the Canada segment increased by $11 million or 7.1%, to $165 million for the thirteen weeks ended October 30, 2010, compared to $154 million for the same period last year. Excluding a $7 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in comparable store net sales of 1.7%, as well as an increase in net sales from new locations.

The increase in comparable store net sales resulted primarily from an increase in our learning and core toy categories. The learning category increased primarily as a result of an increase in sales of construction toys and educational products. The core toy category increased primarily as a result of strong sales of collectibles. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new video game systems and software.

Total revenues for the Canada segment increased by $60 million or 14.3%, to $480 million for the thirty-nine weeks ended October 30, 2010, compared to $420 million for the same period last year. Excluding a $47 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in comparable store net sales of 1.5%, as well as an increase in net sales from new locations.

The increase in comparable store net sales resulted primarily from an increase in our learning, core toy and juvenile categories. The learning category increased primarily as a result of an increase in sales of construction toys and educational products. The core toy category increased primarily as a result of an increase in sales of collectibles. The increase in our juvenile category was primarily due to increased sales of wooden furniture and infant care products. These increases were partially offset by a decrease in the entertainment category which was driven by fewer releases of new software and video game systems.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
	October 30, 2010	October 31, 2009	$ Change	Percentage of Total Revenues
($ In millions)				October 30, 2010	October 31, 2009	Change
Domestic	$608	$567	$41	36.7%	35.8%	0.9%
Canada	62	58	4	37.6%	37.7%	(0.1)%

Total Gross margin	$670	$625	$45	36.8%	35.9%	0.9%

Gross margin increased by $45 million to $670 million for the thirteen weeks ended October 30, 2010, compared to $625 million for the same period last year. Foreign currency translation accounted for approximately $2 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.9 percentage points for the thirteen weeks ended October 30, 2010, compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix at our Domestic segment towards sales of higher margin products.

	39 Weeks Ended
	October 30, 2010	October 31, 2009	$ Change	Percentage of Total Revenues
($ In millions)				October 30, 2010	October 31, 2009	Change
Domestic	$1,830	$1,761	$69	36.9%	36.5%	0.4%
Canada	182	158	24	37.9%	37.6%	0.3%

Total Gross margin	$2,012	$1,919	$93	36.9%	36.6%	0.3%

Gross margin increased by $93 million to $2,012 million for the thirty-nine weeks ended October 30, 2010, compared to $1,919 million for the same period last year. Foreign currency translation accounted for approximately $18 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.3 percentage points for the thirty-nine weeks ended October 30, 2010, compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix towards sales of higher margin products.

Domestic

Gross margin increased by $41 million to $608 million for the thirteen weeks ended October 30, 2010, compared to $567 million for the same period last year. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended October 30, 2010 increased by 0.9 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, was primarily due to continued improvements in sales mix towards sales of higher margin products within the learning and juvenile categories. These increases were partially offset by increased sales of lower margin promotional products.

Gross margin increased by $69 million to $1,830 million for the thirty-nine weeks ended October 30, 2010, compared to $1,761 million for the same period last year. Gross margin, as a percentage of Total revenues, for the thirty-nine weeks ended October 30, 2010 increased by 0.4 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, was primarily due to continued improvements in sales mix towards sales of higher margin products within the learning and juvenile categories. These increases were partially offset by increased sales of lower margin promotional products.

Canada

Gross margin increased by $4 million to $62 million for the thirteen weeks ended October 30, 2010, compared to $58 million for the same period last year. Foreign currency translation accounted for approximately $2 million of the increase. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended October 30, 2010 decreased by 0.1 percentage points compared to the same period last year.

The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from increased sales of lower margin products within the core toy category. Partially offsetting the decrease was increased sales of higher margin learning products.

Gross margin increased by $24 million to $182 million for the thirty-nine weeks ended October 30, 2010, compared to $158 million for the same period last year. Foreign currency translation accounted for approximately $18 million of the increase. Gross margin, as a percentage of Total revenues, for the thirty-nine weeks ended October 30, 2010 increased by 0.3 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix toward sales of higher margin learning and juvenile products.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
	October 30, 2010	October 31, 2009	$ Change	Percentage of Total Revenues
($ In millions)				October 30, 2010	October 31, 2009	Change
Toys-Delaware	$690	$628	$62	37.9%	36.1%	1.8%

SG&A increased by $62 million to $690 million for the thirteen weeks ended October 30, 2010, compared to $628 million for the same period last year. As a percentage of Total revenues, SG&A increased by 1.8 percentage points. Foreign currency translation accounted for approximately $2 million of the increase in SG&A.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to an increase in payroll expenses of $24 million, start-up costs of $11 million and rent expense of $5 million largely associated with new locations, and an increase in other property related costs of $6 million. The impact associated with new locations primarily relates to the Company’s expanded fiscal 2010 Express store presence. Additionally, the Company recorded litigation settlement expenses for certain legal matters of approximately $6 million in the third quarter of fiscal 2010.

	39 Weeks Ended
	October 30, 2010	October 31, 2009	$ Change	Percentage of Total Revenues
($ In millions)				October 30, 2010	October 31, 2009	Change
Toys-Delaware	$1,934	$1,780	$154	35.5%	34.0%	1.5%

SG&A increased by $154 million to $1,934 million for the thirty-nine weeks ended October 30, 2010, compared to $1,780 million for the same period last year. As a percentage of Total revenues, SG&A increased by 1.5 percentage points. Foreign currency translation accounted for approximately $13 million of the increase in SG&A.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to an increase in payroll expenses of $59 million, rent expense of $19 million and start-up costs of $12 million largely associated with new and existing locations. The impact associated with new locations primarily relates to the Company’s expanded fiscal 2010 Express store presence.

In addition, the Company recorded litigation settlement expenses for certain legal matters of approximately $23 million and a $16 million non-cash cumulative correction of prior period straight-line lease accounting.

Depreciation and Amortization

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	Change	October 30, 2010	October 31, 2009	Change
Toys-Delaware	$58	$53	$5	$178	$167	$11

Depreciation and amortization increased by $5 million and $11 million for the thirteen and thirty-nine weeks ended October 30, 2010, compared to $53 and $167 million for the same periods last year, respectively. The increase for both periods resulted primarily from the addition of new and recently converted or relocated locations to our SBS and SSBS formats and increased accelerated depreciation related to store relocations in fiscal 2010. Additionally, for the thirty-nine weeks ended October 30, 2010, foreign currency translation increased Depreciation and amortization by approximately $1 million.

Other Income, Net

Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	net gains on sales of properties;

•	foreign exchange gains and losses;

•	impairment losses on long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	Change	October 30, 2010	October 31, 2009	Change
Toys-Delaware	$4	$18	$(14)	$31	$40	$(9)

Other income, net decreased by $14 million to $4 million for the thirteen weeks ended October 30, 2010 compared to $18 million for the same period last year. The decrease was primarily the result of net gains on sales of properties of $5 million during the third quarter of fiscal 2009, as well as a decrease of $4 million in credit card program income compared to the same period last year.

Other income, net decreased by $9 million to $31 million for the thirty-nine weeks ended October 30, 2010 compared to $40 million for the same period last year. The decrease was due to lower credit card program income of $9 million compared to the same period last year.

Interest Expense

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	Change	October 30, 2010	October 31, 2009	Change
Toys-Delaware	$83	$38	$45	$183	$103	$80

Interest expense increased by $45 million to $83 million for the thirteen weeks ended October 30, 2010, compared to $38 million for the same period last year. The increase was primarily due to a $26 million write-off of deferred financing charges as a result of the current year refinancings and an increase of $19 million primarily related to higher effective interest rates on our debt.

Interest expense increased by $80 million to $183 million for the thirty-nine weeks ended October 30, 2010, compared to $103 million for the same period last year. The increase was due to an increase of $51 million primarily related to higher effective interest rates on our debt and an increase in deferred financing charges of $30 million predominantly related to the write-off of deferred financing charges as a result of the current year refinancings.

Interest expense will continue to increase in the future primarily due to the issuance of the $350 million of 7.375% of senior secured notes due fiscal 2016 (“Toys-Delaware Secured Notes”) and the amendment and restatement of the secured term loan facility (as amended and restated, the “New Secured Term Loan”), which is in an aggregate principal amount of $700 million, on August 24, 2010. These increases will be partially offset by a decrease in interest expense as a result of the amendment and restatement of the secured revolving credit facility on August 10, 2010 (“ABL Facility”). Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details.

Interest Income

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	Change	October 30, 2010	October 31, 2009	Change
Toys-Delaware	$8	$7	$1	$24	$20	$4

Interest income increased by $1 million and $4 million, respectively, for the thirteen and thirty-nine weeks ended October 30, 2010 compared to the same periods last year due to net increases in intercompany loan balances.

Income Tax Benefit

The following table summarizes our income tax benefit and effective tax rates for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Loss before income taxes	$(149)	$(69)	$(228)	$(71)
Income tax benefit	65	29	106	33
Effective tax rate	(43.6)%	(42.0)%	(46.5)%	(46.5)%

The effective tax rates for the thirteen and thirty-nine weeks ended October 30, 2010 and October 31, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate was 40.5% for the thirty-nine weeks ended October 30, 2010 compared to 36.9% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended October 30, 2010, our effective tax rate was impacted by a tax benefit of $4 million resulting from changes to our liability for uncertain tax positions. For the thirteen weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it was management’s intention to reinvest those earnings indefinitely. The tax benefit was partially offset by a tax expense of less than $1 million related to changes to our liability for uncertain tax positions.

For the thirty-nine weeks ended October 30, 2010, our effective tax rate was impacted by tax benefits of $7 million related to changes to our liability for uncertain tax positions, $4 million related to state income taxes, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable. For the thirty-nine weeks ended October 31, 2009, our effective tax rate was impacted by a tax benefit of $2 million attributable to the reversal of deferred tax liabilities associated with the undistributed earnings of one of our non-U.S. subsidiaries as it was management’s intention to reinvest those earnings indefinitely, a tax benefit of $1 million related to state income taxes and a tax benefit of $1 million related to changes to our liability for uncertain tax positions.

Liquidity and Capital Resources

Overview

As of October 30, 2010, we were in compliance with all of our covenants related to our outstanding debt. On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015 which could increase by $650 million, subject to certain conditions. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At October 30, 2010, under our secured revolving credit facility, we had $520 million of outstanding borrowings, a total of $105 million of outstanding letters of credit and excess availability of $1,225 million. This amount is also subject to the minimum excess availability covenant, which was $125 million at October 30, 2010, with remaining availability of $1,100 million in excess of the covenant.

In addition, we enter into short-term intercompany loans with Parent. As of October 30, 2010, January 30, 2010 and October 31, 2009, we maintained balances of $162 million, $0 and $292 million, respectively, in short-term intercompany loans with Parent.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our ABL Facility, through August 2015. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

In general, our primary uses of cash are providing for working capital purposes, which principally represent the purchase of inventory, servicing debt, remodeling existing stores (including conversions), financing construction of new stores, and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facility.

Although we believe that cash generated from operations, along with our existing cash and revolving credit facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months.

Capital Expenditures

A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as improving and enhancing our information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. Throughout fiscal 2009 we curtailed our capital spending due to the prevailing economic environment. For fiscal 2010, we have increased our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile categories.

The following table discloses our capital expenditures for the thirty-nine weeks ended October 30, 2010 and October 31, 2009:

	39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009
Conversion projects (1)	$58	$21
Information technology	43	25
New stores (2)	41	26
Distributions centers	21	10
Other store-related projects (3)	14	31

Total capital expenditures	$177	$113

(1)	Includes SBS conversions and other remodels pursuant to our juvenile integration strategy.
(2)	Includes SSBS relocations and Express stores.
(3)	Includes other store-related projects (other than conversion projects) such as store updates and expenses incurred in connection with the maintenance of our stores.

Cash Flows

	39 Weeks Ended
(In millions)	October 30, 2010	October 31, 2009	$ Change
Net cash used in operating activities	$(670)	$(394)	$(276)
Net cash used in investing activities	(169)	(320)	151
Net cash provided by financing activities	570	504	66
Effect of exchange rate changes on cash and cash equivalents	2	1	1

Net decrease during period in cash and cash equivalents	$(267)	$(209)	$(58)

Cash Flows Used in Operating Activities

During the thirty-nine weeks ended October 30, 2010, net cash used in operating activities was $670 million compared to $394 million during the thirty-nine weeks ended October 31, 2009. The $276 million increase in net cash used in operating activities was primarily the result of increased purchases of merchandise inventories primarily related to the addition of new locations which includes the Company’s expanded fiscal 2010 Express store presence and an increase in interest payments as compared to the prior year period.

Cash Flows Used in Investing Activities

During the thirty-nine weeks ended October 30, 2010, net cash used in investing activities was $169 million compared to $320 million for the thirty-nine weeks ended October 31, 2009. The decrease in net cash used in investing activities was primarily the result of a reduction of $150 million in loans made to our Parent, a reduction of $63 million in purchases of net assets from affiliates and $11 million paid to acquire e-commerce websites and other business assets in the prior year period. These decreases were partially offset by an increase in capital expenditures of $64 million.

Cash Flows Provided by Financing Activities

During the thirty-nine weeks ended October 30, 2010, net cash provided by financing activities was $570 million compared to $504 million for the thirty-nine weeks ended October 31, 2009. The increase in net cash provided by financing activities was primarily the result of $689 million of proceeds received from the New Secured Term Loan, proceeds of $350 million received from the offering of the Toys-Delaware Secured Notes and an increase in borrowings of $101 million under our ABL Facility. These increases were partially offset by the repayment of $800 million under our secured term loan facility (the “Secured Term Loan”), a repayment of $181 million under our unsecured credit facility (the “Unsecured Credit Facility”) and an increase of $94 million in net repayments of Short-term debt borrowings to Parent.

Debt

Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details on our debt and any of the transactions described below.

During the thirty-nine weeks ended October 30, 2010, we made the following significant changes to our debt structure:

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions.

On August 24, 2010, we completed the offering of the Toys-Delaware Secured Notes. Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, we amended and restated the Secured Term Loan to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million. The Toys-Delaware Secured Notes were issued at par, while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of approximately $1,039 million. The gross proceeds were used to repay our outstanding loan balances of $800 million under the Secured Term Loan and $181 million under the Unsecured Credit Facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the Unsecured Credit Facility. In connection with the offering and the New Secured Term Loan, we also retained $28 million of cash for general corporate purposes. Total fees paid in connection with the sale of the offering of the Toys-Delaware Secured Notes and New Secured Term Loan totaled approximately $11 million and $15 million, respectively, and will be deferred and expensed over the life of the instruments. As a result of the repayment of the Secured Term Loan and Unsecured Credit Facility, we expensed approximately $16 million and $1 million, respectively, of deferred financing costs in the third quarter of fiscal 2010.

On November 16, 2010, pursuant to a registration rights agreement between TRU Propco II and the initial purchasers of the 8.50% Senior Secured Notes (“Propco II Notes”), due fiscal 2017, TRU Propco II completed a registered exchange offer with respect to the Propco II Notes.

We and our subsidiaries, as well as Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions.”

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Due to the change in our Long-term debt during the thirty-nine weeks ended October 30, 2010 described in Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt”, we have provided updated long-term debt and interest payments information. The following table summarizes our contractual obligations associated with our long-term debt and related interest payments as of October 30, 2010.

	Payments Due by Period
(In millions)	Remainder of Fiscal 2010	Fiscals 2011 & 2012	Fiscals 2013 & 2014	Fiscals 2015 and thereafter	Total
Long-term debt (1)(2)	$2	$14	$14	$2,267	$2,297
Interest payments	42	270	273	328	913

Total	$44	$284	$287	$2,595	$3,210

(1)

Reflects the issuance of $350 million aggregate principal amount of 7.375% Toys-Delaware Secured Notes and the amendment and restatement of the Secured Term Loan, which provides for the New Secured Term Loan of $700 million and extended the maturity to fiscal 2016, the proceeds of which were used to repay the outstanding loan balance of $800 million under the Secured Term Loan and $181 million under the Unsecured Credit Facility. See Note 2 to our Condensed Consolidated Financial Statements entitled “Long-term debt” for further details.

(2)	Excludes finance obligations associated with capital projects and capital lease obligations.

Critical Accounting Policies

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Report for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements

In March 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. The adoption of ASU 2010-11 did not have an impact on the Condensed Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have a material impact on the Condensed Consolidated Financial Statements.

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact on the Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosure is intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, nature and allocation of future capital expenditures, enhancements of our information technology systems, growth initiatives, inventory levels, cost of goods, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 24, 2010 and Item 1A entitled “Risk Factors” of our Parent’s Quarterly Report on Form 10-Q filed on June 10, 2010, as well as our other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by SEC rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.